UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 TRYX VENTURES CORP.
(Name of small business issuer in its charter)
British Columbia	1000	N/A
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
314 - 837 West Hastings Street Vancouver, British Columbia, Canada V6C 3N6 604.642.6410
(Address and telephone number of principal executive offices)
314 - 837 West Hastings Street Vancouver, British Columbia, Canada V6C 3N6 604.642.6410
(Address of principal place of business or intended principal place of business)
Alessandra Bordon, President and CEO Tryx Ventures Corp. 314 - 837 West Hastings Street Vancouver, British Columbia, Canada V6C 3N6 604.642.6410

(Name, address and telephone number of agent for service)

Copy of communications to:

William L. Macdonald, Esq.
Clark, Wilson, Barristers and Solicitors
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604.687.5700

Approximate date of proposed sale to the public

As soon as practicable after the registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock to be offered by Selling Stockholders	3,004,700	$1.00 (2)	$3,004,700	$243.08
Total Registration Fee				$243.08

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Based on the last sales price on December 27, 2002. The selling security holders will sell their shares of our common stock at a price of $1.00 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. The affiliates of our company will sell their shares of our common stock at a price of $1.00 per share for the duration of the offering.

(3) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion
______________, 2004

Tryx Ventures Corp.
A British Columbia Corporation

3,004,700 Shares of Common Stock of Tryx Ventures Corp.
_________________________________

This prospectus relates to the 3,004,700 shares of common stock of Tryx Ventures Corp., a British Columbia Corporation, which may be resold by selling security holders named in this prospectus. The shares were acquired by the selling shareholders directly from us in private offerings that were exempt from registration under the U.S. securities laws. We have been advised by the selling security holders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling security holders will sell their shares of our common stock at a price of $1.00 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The affiliates of our company will sell their shares of our common stock at a price of $1.00 per share for the duration of the offering. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any proceeds from the resale of shares of common stock by the selling security holders. However, we have received proceeds from the sale of shares of common stock that are presently outstanding. We will pay for the expenses of this offering.

In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is January _____, 2004.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

SUMMARY

Our Business

We were incorporated on December 23, 1999 under the laws of the Province of British Columbia by registration of our Memorandum and Articles pursuant to the Company Act (British Columbia). Our principal executive office is located at 314 - 837 West Hastings Street, Vancouver, British Columbia, Canada V6C 3N6. The telephone number of our principal executive office is 604.642.6410.

We are a pre-exploration stage resource company. We plan to acquire and explore mineral properties, with our principal focus to be initially on exploration of the properties in which we currently hold an interest.

Number of Shares Being Offered

This prospectus covers the resale by the selling security holders named in this prospectus of up to 3,004,700 shares of our common stock. The offered shares were acquired by the selling security holders in private placement transactions, which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling security holders will sell their shares of our common stock at $1.00 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The affiliates of our company will sell their shares of our common stock at a price of $1.00 per share for the duration of the offering. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Number of Shares Outstanding

There are 3,004,700 shares of our common stock issued and outstanding as at January 22, 2004. We have no other securities issued.

Estimated Use of Proceeds

We will not receive any of the proceeds from the sale of those shares of common stock being offered for sale by the selling security holders.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements for the year ended March 31, 2002, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Plan of Operation" beginning on page 20 of this prospectus.

	For year ended March 31, 2003	For year ended March 31, 2002
Revenue	Nil	Nil
Net Loss for the Period	CDN$71,453	CDN$50,230
Loss Per Share - basic and diluted	CDN$0.03	CDN$0.03
	As at March 31, 2003	As at March 31, 2002
Working Capital	Nil	Nil
Total Assets	CDN$183,259	CDN$167,234
Total Stockholders' Equity	CDN$145,370	CDN$154,495
Deficit	CDN$176,958	CDN$105,505


For the nine months ended December 31, 2003
Revenue	Nil
Net Loss for the Period	CDN$19,512
Loss Per Share - basic and diluted	CDN$0.01
As at December 31, 2003
Working Capital	Nil
Total Assets	CDN$182,665
Total Stockholders' Equity	CDN$125,858
Deficit	CDN$196,470

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating Tryx and its business before purchasing shares of common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks associated with our business

We have a limited operating history on which to base an evaluation of our business and prospects.

Since we were incorporated on December 23, 1999 and have only recently began the acquisition and exploration of mineral resource properties, we have a limited operating history on which to base an evaluation of our prospects. Our operating activities since our inception have consisted primarily of locating and acquiring the interest in the properties that we currently hold. As a result, we have not earned any revenues to date. We have no way to evaluate the likelihood that we will be able to operate our business successfully or that our properties contain any recoverable reserves. We anticipate that we will incur increased operating costs without realizing any revenues during the period when we are exploring our properties. For the year ending March 31, 2005, we expect to spend CDN$250,000 on the exploration of the properties in which we hold our interests and CDN$72,000 in the operation of our company. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from mining operations and any dispositions of our properties, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses and difficulties frequently encountered by companies at the start up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition. There is no history upon which to base any assumption as to the likelihood that we will prove successful and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

The fact that we have not earned any revenues since our incorporation raises substantial doubt about our ability to continue as a going concern.

We have not generated any revenues since our incorporation and we will, in all likelihood, continue to incur operating expenses without revenues until our mining properties are fully developed and in commercial production. We had cash in the amount of CDN$15,071 as of March 31, 2003. We estimate our average monthly operating expenses to be approximately CDN$6,000 each month. As a result, we need to generate significant revenues from our operations or acquiring financing. We cannot assure that we will be able to successfully explore and develop our mining properties or assure that viable reserves exist on the properties for extraction. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors' report on our financial statements for the year ended March 31, 2003.

We have been unable to fund our operations with internally generated funds because our business has not generated any revenue. We will need to generate funds internally to fund our operations during the next fiscal year or we will be unable to continue our operations and business.

As of December 31, 2003, we had cash in the amount of CDN$7,310. We currently do not have any operations which generate any income or cash flow. We have not generated any revenues since our incorporation and we have required and will continue to require substantial capital to fund the exploration and development of our mining properties (estimated at CDN$250,000 for the 12 month period ending March 31, 2005). We also anticipate spending at least CDN$72,000 for the operation of our company for the 12 month period ending March 31, 2005. If we are unable to generate revenue from our business during the next fiscal year, we may be forced to delay, scale back, or eliminate our exploration activities. If any of these actions were to become necessary, we may not be able to continue to develop our properties or operate our business and if either of those events happen, then there is a substantial risk our business would fail.

We have not generated any revenue from our business and we may need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to discontinue our business.

Because we have not generated any revenue from our business and we cannot anticipate when we will be able to generate revenue from our business, we will need to raise additional funds for the further exploration and continued development of our mining claims or to respond to unanticipated requirements or expenses. We anticipate that we will need to raise further financing for the 12 month period ending March 31, 2005 in the approximate amount of CDN$235,000. We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing if required. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardising our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business and explore our properties, which might result in the loss of some or all of your investment in our common stock.


Our properties are in the pre-exploration stage, are not commercially viable at this time and there is no assurance that commercially viable quantities of ore will be discovered.

Our mineral properties are in the early exploration stage and are not commercially viable at this time. Mineral exploration involves a high degree of risk. There is no assurance that commercially viable quantities of ore will be discovered. There is also no assurance that if found, commercially viable properties will be brought into commercial production. If we are not able to locate sufficient quantities of commercially viable ore and bring our properties into commercial production, we will not be able to continue operations and as a result our shareholders may lose any investment in our company.

We are subject to environmental protection legislation with which we must comply or suffer sanctions from regulatory authorities.

All phases of the our operations are subject to environmental regulation and require approval by the appropriate regulatory authority prior to commencement. Failure to comply with environmental regulations may result in various fines and penalties. Currently, the financial and operational impact of environmental protection requirements has not been materially significant to us. Operationally, we must comply with local environmental rules and obtain applicable permits where required depending on the type of exploration activity being conducted. The types of pre-exploration activity in which the have engaged has not involved highly onerous compliance procedures, either operationally or financially. We believe that we are and will continue to be in compliance with applicable environmental protection requirements, but can provide no assurances in this regard. The impact of environmental protection requirements in future years can be expected to increase, however, should exploration efforts be successful and lead to more extensive development activities on our properties.

There may be defects to the title of our properties and as result we could lose our interest in such properties.

We believe that we have investigated title to all of our mineral claims and, to the best of our knowledge, titles to all properties are in good standing. This should not be construed as a guarantee of title and there is no guarantee that title to such properties will not be challenged or impugned. The properties may have been acquired in error from parties who did not possess transferable title, may be subject to prior unregistered agreements or transfers and title may be affected by undetected defects or aboriginal, indigenous peoples or native land claims. If there any defects in the title to the properties that we intend to explore, we may be unable to proceed with their development and as a result would have to cease operations or acquire interests in further properties.

Risks associated with our common stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to apply to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of heir investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Other risks

Because some of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" beginning at page 6 that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus because the safe harbor does not apply to forward-looking statements made in connection with an initial public offering.

As used in this prospectus, the terms "we", "us", "our", and "Tryx" mean Tryx Ventures Corp. unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by the selling security holders named in this prospectus of up to 3,004,700 shares of common stock which were issued pursuant to private placement offerings made by Tryx pursuant to Regulation S promulgated under the Securities Act.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling security holders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the respective selling security holders and we will not receive any proceeds from the resale of the common stock by the selling security holders.

DETERMINATION OF OFFERING PRICE

The selling security holders will sell their shares of our common stock at a price of $1.00 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The affiliates of our company will sell their shares of our common stock at a price of $1.00 per share for the duration of the offering. The offering price of $1.00 per share is based on the last sales price of our common stock on December 27, 2002 and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

The common stock to be sold by the selling security holders is the 3,004,700 shares of common stock that are currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

All of the shares of common stock issued are being offered by the selling security holders listed in the table below. We issued the shares of common stock in private placement transactions exempt from registration under the Securities Act pursuant to Regulation S.

The selling security holders may offer and sell, from time to time, any or all of their common stock. Because the selling security holders may offer all or only some portion of the shares of common stock listed in the table, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling security holders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling security holders as of January 22, 2004, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling security holders.

Other than the relationships described below, none of the selling security holders had or have any material relationship with us. None of the selling security holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.
Name of Selling Stockholder and Position, Office or Material Relationship (if any) with Tryx	Number of Shares Owned by Selling Stockholder Before Offering	Percent of Total Issued and Outstanding Shares Owned by Selling Stockholder Before Offering	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding
				# of Shares	% of Class
Alessandra Bordon, President, CEO and Director	250,000	8.3%	250,000	Nil	0%
Franco Perrotta, Director	275,000	9.2%	275,000	Nil	0%
Jean J. Plourde	250,000	8.3%	250,000	Nil	0%
Massimo Cusano	225,000	7.5%	225,000	Nil	0%
Claudia Cusano	295,000	9.8%	295,000	Nil	0%
Vincenza Eppich	290,000	9.7%	290,000	Nil	0%
Dwight Webb	290,000	9.7%	290,000	Nil	0%
Marcella Cusano	295,000	9.8%	295,000	Nil	0%
Nazarino Matino	260,000	8.7%	260,000	Nil	0%
Richard Eppich	295,000	9.8%	295,000	Nil	0%
Maria Cavak	275,100	9.2%	275,100	Nil	0%
Holly Duncan	100	0.003%	100	Nil	0%
Francis Buys	100	0.003%	100	Nil	0%
Nancy Quinlan	100	0.003%	100	Nil	0%
R.B. Duncan	100	0.003%	100	Nil	0%
Mary Duncan	100	0.003%	100	Nil	0%
Marlene Duncan	100	0.003%	100	Nil	0%
Scott Duncan	100	0.003%	100	Nil	0%
James McPherson	100	0.003%	100	Nil	0%
Janice McPherson	100	0.003%	100	Nil	0%
Mary E. Johnston	500	0.017%	500	Nil	0%
Aaron Keay	100	0.003%	100	Nil	0%
Michael Veinot	100	0.003%	100	Nil	0%
R.D. Scott Simser	100	0.003%	100	Nil	0%
Toni Vodola	100	0.003%	100	Nil	0%
Holly Duncan, ITF Case Buys	100	0.003%	100	Nil	0%
T.A. Walker	100	0.003%	100	Nil	0%
Hugh R. McPherson	100	0.003%	100	Nil	0%
Carol A. McPherson	100	0.003%	100	Nil	0%
Henry Starek	100	0.003%	100	Nil	0%
Sheila Starek	100	0.003%	100	Nil	0%
Janice Morrice	100	0.003%	100	Nil	0%
Bradley Morrice	100	0.003%	100	Nil	0%
Darren Starek	100	0.003%	100	Nil	0%
Wendy Clayford	100	0.003%	100	Nil	0%
Nicole Swisher	100	0.003%	100	Nil	0%
Anna Macera	150	0.005%	150	Nil	0%
Kerry Le Gree	100	0.003%	100	Nil	0%
Bill Mitchell	100	0.003%	100	Nil	0%
Gregory Charalambous	300	0.01%	300	Nil	0%
Valerie L. Charalambous	200	0.007%	200	Nil	0%
Tania Charalambous	100	0.003%	100	Nil	0%
Eleonora Grande	150	0.005%	150	Nil	0%
Valentina Grande	100	0.003%	100	Nil	0%
Mariarosa Grande	100	0.003%	100	Nil	0%
Ian Connell	100	0.003%	100	Nil	0%
Pat Connell	100	0.003%	100	Nil	0%
Jonathan Swisher	100	0.003%	100	Nil	0%
Julian Carson	100	0.003%	100	Nil	0%

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling security holders will sell their shares of our common stock at a price of $1.00 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The affiliates of our company will sell their shares of our common stock at a price of $1.00 per share for the duration of the offering. The shares of common stock may be sold by the selling security holders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(g) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling security holders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling security holders if such broker-dealer is unable to sell the shares on behalf of the selling security holders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling security holders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling security holders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Corporate Trust Company, 10th Floor - 625 Howe Street, Vancouver, British Columbia V6C 3B8.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or has a material interest adverse to us.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling security holders was passed upon by the law firm of Clark, Wilson of Vancouver, British Columbia, Canada.

MANAGEMENT

Directors and Executive Officers of Tryx

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Alessandra Bordon	Director, President and Chief Executive Officer	28	Director, President and Chief Executive Officer since November 4, 2003
Franco Perrotta	Director, and Chief Financial Officer	32	Director since May 28, 2001, Chief Financial Officer since November 4, 2003
Michael Hu	Director	30	Director since March 7, 2003
Jeff Poloni	Director	42	Director since November 4, 2003
Mauro Baessato	Secretary	50	Secretary since May 28, 2001

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Alessandra Bordon, Director, President and Chief Executive Officer

Alessandra Bordon is an accomplished business professional in the areas of key importance to business ventures. From business development to sales to operations, marketing and more. Ms. Bordon has successfully worked in corporate, government, software, not-for-profit and academic circles to launch and build new concepts and business ventures.

Ms. Bordon graduated with a Bachelor of Arts degree (Communications) from Simon Fraser University in Burnaby, British Columbia in 2000. During her studies, she also worked completing contract projects with Human Resources Development Canada (New Brunswick Region (January - April 1997), Certified General Accountants of BC (May - December 1997), Incognito Software (May - December 1999) and FREDA Centre for Research (January - April 2000).

Upon graduation, Ms. Bordon immediately began working for NUVO Magazine, a Canadian national quarterly for the discerning reader, in the capacity of Director of Sales and Marketing. Ms. Bordon's tasks were to bring structure and increase revenue for the company. In the last three years, she has successfully achieved both mandates by being intimately involved in production, distribution and editorial elements of the magazine. Today, the sales division now boasts 80% repeat advertising average and the brand has now become a leader in the luxury category through her various event marketing, tradeshow and subscription initiatives.

Franco Perrotta, Director and Chief Financial Officer

Franco Perrotta obtained his Bachelor of Education degree from the University of British Columbia in 1994 and has been employed as an elementary teacher in Langley, BC, Canada since 1998.

Michael Hu, Director

Michael Hu has been a director of Tasker Capital Corp., a company whose shares of common stock are quoted for trading on the over-the-counter bulletin board, since February 2, 1999. Mr. Hu is a self-employed businessman in the food and beverage industry. Mr. Hu will provide services to us on a part-time basis, as required for our business.

Jeff Poloni, Director

Jeff Poloni, P. Eng., has been the President of Avant Garde Signs since 1991. Avant Garde Signs manufactures custom architectural signs and displays. Since 2002, Mr. Poloni has also been a director of Carmax Explorations Ltd., a company that is actively involved in exploration of mineral resources and listed TSX Venture Exchange. From 1980 to 1994, Mr. Poloni was President of Jeffco Holdings, a company which conducted contract exploration work in both North and South America for junior mining companies.

Mauro Baessato, Secretary

Mauro Baessato obtained his Canadian Securities Institute Certificate in 1999 and his Multimedia Certificate from Vancouver Film School in 1996. Mr. Baessato has been our manager since January 2001. Previously, a banker with the Canadian Imperial Bank of Commerce from November 1999 to March 2001; a financial co-ordinator with Vancity Credit Union from September 1998 to November 1999 and an internet consultant with the Italian Chamber of Commerce from August 1997 to August 1998.

Committees of the Board

We do not have a compensation or audit committee at this time.

Family Relationships

There are no family relationships between any director or executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of January 22, 2004, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Alessandra Bordon, Director, President and CEO 112 - 4238 Albert Street Burnaby, British Columbia V5C 2E8	250,000	8.3%
Franco Perrotta, Director and CFO 3735 Triumph Street Burnaby, British Columbia V5C 1Y5	275,000	9.2%
Jeff Poloni, Director 37 - 2688 Mountain Highway North Vancouver, British Columbia V7J 2H5	Nil	0%
Michael Hu, Director 202 - 930 East 7th Avenue Vancouver, British Columbia V5T 1P6	Nil	0%
Mauro Baessato, Secretary 750 Friar Crescent North Vancouver, British Columbia V5G 1M6	Nil	0%
Jean J. Plourde 1576 Errigal Place West Vancouver, British Columbia V7S 3H1	250,000	8.3%
Massimo Cusano 519 West King North Vancouver, British Columbia	225,000	7.5%
Claudia Cusano 338 Mayne Drive West Vancouver, British Columbia V7S 1J5	295,000	9.8%
Maria Cavak 23 - 6111 Tiffany Boulevard Richmond, British Columbia V7C 4Y7	275,100	9.2%
Vincenza Eppich 11 - 1583 Pemberton Avenue North Vancouver, British Columbia V7P 2F4	290,000	9.7%
Marcella Cusano 519 West King North Vancouver, British Columbia	295,000	9.8%
Nazarino Matino 2740 East Pender Street Vancouver, British Columbia V5K 2B8	260,000	8.7%
Richard Eppich 11 - 1583 Pemberton Avenue North Vancouver, British Columbia V7P 2F4	295,000	9.8%
Directors and Executive Officers as a Group	525,000	17.5%

(1) Based on 3,004,700 shares of common stock issued and outstanding as of January 22, 2004. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of Tryx.

DESCRIPTION OF SECURITIES

Our authorized securities consists of 100,000,000 shares of common stock, without par value and 100,000,000 class "A" preferred stock with a par value of CDN$1.00. As of January 22, 2004, there were 3,004,700 shares of common stock issued and outstanding and no class "A" preferred stock issued and outstanding. Each stockholder is entitled to one vote for each share of common stock held or class "A" preferred stock on all matters submitted to a vote of stockholders, including the election of directors. The holders of class "A" preferred stock will be entitled to exchange them for common stock upon terms and conditions agreed to at the time of issuance of the class "A" preferred stock.

Each holder of our common stock is entitled to receive dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. The class "A" preferred stock will rank in priority to all of our other stock, both as to the payment of dividends and return of capital, but will not entitle the holders to participate further in our profits or assets. In the event of liquidation, dissolution or our winding-up, the holders of class "A" preferred stock will be entitled to any unpaid dividends , but no more, before any distribution of any part of our property and assets among the holder of our other stock. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of Tryx, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Security holders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged Morgan & Company, chartered accountants, to audit our financial statements for the years ended March 31, 2001, 2002 and 2003. There has been no change in the accountants and no disagreements with Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

Our financial statements for the years ended March 31, 2001, 2002 and 2003 included in this prospectus and registration statement have been audited by Morgan & Company, independent chartered accountants, as set forth in their report accompanying the financial statements (which contains an explanatory paragraph regarding Tryx's ability to continue as a going concern) and are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles, subject to the Company Act (British Columbia), and subject to court approval in some circumstances:

  we may indemnify every current or former director, secretary or assistant secretary of our company against all reasonable losses and expenses properly incurred by reason of his having served our company in such capacity; and
  we may purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of our company or of any corporation of which we are a shareholder, against any liability which may by incurred by him in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

General Overview

We are a start-up, pre-exploration stage company and have not yet generated or realized any revenues from our business operations. Our mineral properties are in the pre-exploration stage and are not commercially viable at this time. We have not as yet ascertained that commercially viable quantities of ore exist on our properties.

Corporate History

We were incorporated on December 23, 1999 under the laws of the Province of British Columbia by registration of our Memorandum and Articles pursuant to the Company Act (British Columbia). Our principal executive office is located at 314 - 837 West Hastings Street, Vancouver, British Columbia, Canada V6C 3N6. The telephone number of our principal executive office is 604.642.6410. We do not have any subsidiaries, nor are we planning to acquire any subsidiaries.

Our Current Business

We are a development stage pre-exploration resource company engaged in the acquisition, exploration, development and exploitation of mineral properties. Our main focus has been the identification and development of mineral properties that contain economically recoverable reserves, which has resulted in the acquisition of our interest in the properties disclosed herein. The properties in which we currently hold an interest are located in the Province of Ontario, Canada.

Competition

The gold mining industry is highly fragmented. We are competing with many other exploration companies looking for gold and silver. We are among the smallest exploration companies in existence and are an infinitely small participant in the gold mining business which is the foundation of the founding and early stage development of the mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of minerals from our property.

Marketing

Readily available gold and silver markets exist in Canada and around the world for the sale of gold and silver. Therefore, we will likely be able to sell any gold and silver that we are able to recover.

Research and Development

Our business plan is focused on a strategy for maximizing the long-term exploration and development of our resource properties in Ontario. To date, execution of our business plan has largely focused on acquiring our interest in the properties from which to establish a going forward exploration and development plan.

Government Regulations

All phases of the our operations are subject to environmental regulation and require approval by the appropriate regulatory authority prior to commencement. Failure to comply with environmental regulations may result in various fines and penalties. Currently, the financial and operational impact of environmental protection requirements has not been materially significant to us. Operationally, we must comply with local environmental rules and obtain applicable permits where required depending on the type of exploration activity being conducted. The types of pre-exploration activity in which the have engaged has not involved highly onerous compliance procedures, either operationally or financially. We believe that we are and will continue to be in compliance with applicable environmental protection requirements, but can provide no assurances in this regard. The impact of environmental protection requirements in future years can be expected to increase, however, should exploration efforts be successful and lead to more extensive development activities on our properties.

Employees

Initially, we intend to use the services of subcontractors for manual labour exploration work on our properties and our director, Mr. John Poloni, a geological consultant to manage the exploration program as outlined in his Report.

At present, we have no employees, other than our officers and directors, none of whom have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employees.

We intend to hire geologists, engineers and excavation subcontractors on an as needed basis. We have not entered into negotiations or contracts with any of them although it is our intention to retain Mr. Poloni as senior geological consultant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Since we have not generated revenue and are only a pre-exploration stage company, in their report on the annual consolidated financial statements for the year ended March 31, 2003, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors. Our deficit is CDN$196,470 as of the period ended on December 31, 2003. The discussion below provides an overview of our operations and discusses our plan of operation.

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors" beginning on page 6 of this prospectus.

General

From the date of our incorporation on December 23, 1999 to now, we have been a start up company that has not generated any revenues. Our operating activities during this period consist primarily of acquiring our resource property.

Our financial statements are stated in Canadian dollars and are prepared in conformity with generally accepted accounting principles of Canada, with a reconciliation to generally accepted accounting principles of the United States of America. Our operating expenses are classified into five categories:

  professional fees, which consists primarily of legal fees and accounting and auditing fees for the year end audit. The amount incurred by our company during the year ended March 31, 2002 was CDN$11,165, for the year ended March 31, 2003 was CDN$36,341 and for the period ended December 31, 2003 was CDN$11,466;
  regulatory and transfer agent fees, which consist primarily of charges by our transfer agent. The amount incurred by our company during the year ended March 31, 2002 was $Nil, for the year ended March 31, 2003 was CDN$18,221 and for the period ended December 31, 2003 was CDN$315;
  management fees, which consist primarily of fees paid by us for managing and organizing the company. The amount incurred by our company during the year ended March 31, 2002 was CDN$30,000, for the year ended March 31, 2003 was CDN$7,000 and for the period ended December 31, 2003 was CDN$Nil; and
  operating expenses, which consist primarily of the expenses incurred for rent and other administrative expenses. The amount incurred by our company during the period from year ended March 31, 2002 was CDN$9,073, for the year ended March 31, 2003 was CDN$9,891 and for the period ended December 31, 2003 was CDN$7,731.
  exploration expenditures, which consisted of expenses incurred for the exploration and surveying of the Niemetz property claims. The amount incurred by our company to date for such expenses has been CDN$162,230.

Plan of Operation

In our management's opinion, we plan to achieve the following events or milestones in the next twelve months, as a result of exploratory surveys there were required to test the economic mineral potential of the Niemetz property.

The surveys included power stripping and washing, survey control, additional fill-in Induced Polarization, road access and diamond drilling.

We believe that the property is of sufficient merit to justify the following program of further detailed exploration.

General and Administrative Expenses	CDN$72,000
Drilling Costs	CDN$124,000
Surveying Costs	CDN$21,000
Rock Sampling and Assays	CDN$4,000
Contingencies	CDN$29,000
Total	CDN$250,000

We estimate that the above work will require approximately 12 months for completion.

Based upon our cash on hand of CDN$7,310, we anticipate that we will require a further CDN$243,000 to complete the above work. Under the terms of the property option agreement with the vendors of the Niemetz property, we are required to spend CDN$120,000 on the exploration of the Niemetz property before February 15, 2004, which the above work program will satisfy.

As at December 31, 2003 we had CDN$56,807 in current liabilities. Our financial statements report a loss of CDN$71,453 for the year ended March 31, 2003 compared to a loss of CDN$50,230 for the year ended March 31, 2002.

We have suffered recurring losses. The continuation of our company as a going concern is dependent upon our company attaining and maintaining profitable operations and raising additional capital. Management's plans in this regard is to raise additional capital through an equity offering. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our company discontinue operations.

Due to the uncertainty of our ability to meet our current operating expenses and the capital expenses noted above, in their report on the annual financial statements for the year ended March 31, 2003, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, a successful program of acquisition and exploration, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We intend to pursue various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Purchase or Sale of Equipment

We do not anticipate that we will expend any significant amount on equipment for our present or future operations.

Research and Development

Our business plan is focused on a strategy for maximizing the long-term exploration and development of our resource properties in Ontario. To date, execution of our business plan has largely focused on acquiring our interest in the properties from which to establish a going forward exploration and development plan.

Personnel

As of January 22, 2004, our Chief Executive Officer, Alessandra Bordon, our Chief Financial Officer, Franco Perrotta, our director, Jeff Poloni and our Secretary, Mauro Baessato, are the only employees of our company. They handle all of the responsibilities in the area of corporate administration, business development and research. In the 12 months ending March 31, 2004 we do not plan to expand our total number of permanent employees.

DESCRIPTION OF PROPERTY

Our principal business is the acquisition and exploration of mineral resource properties. We commenced operations in 1999, the year of our incorporation. We are currently involved in the exploration of our Niemetz property situated in Briggs Township, Temagami, Ontario. The Niemetz property consists of 33 units (1,300 acres) in a group of 12 unpatented mining claims situated in the southwest corner of Briggs Township in the Sudbury Mining Division of Ontario.

Niemetz Property, Briggs Township, Temagami, Ontario

Our sole property is the Niemetz property described herein, situated in Briggs Township, Temagami, in the Province of Ontario. We intend to engage in gold exploration on this property. This property in which we currently hold an interest is without a known body of commercial ore.

We have obtained a Report on our Niemetz property, prepared by John R. Poloni, B.Sc., P. Eng., dated June 22, 2001 (the "Niemetz Property Report"). Mr. Poloni, one of our directors, is a geologist providing consulting services to the mining industry.

Property Description, Location and Accessibility for the Niemetz Property

The Niemetz property consists of 33 units (1300 acres) in a group of 12 unpatented mining claims situated in the southwest corner of Briggs Township in the Sudbury Mining Division of Ontario, at 46 degrees, 58 North Latitude; 79 degrees, 57 West Longitude.

The Niemetz property is located approximately 16 km. southwest of the Town of Temagami, 50 km. south of the historical silver mining camp of Cobalt, and 80 km. north of North Bay, all in the Province of Ontario.

The property is accessed from Highway #11, 6 kms. south of the town of Temagami, via the Lake Temagami Access Road. The towns of Cobalt and Temagami are situated approximately 50 kms. north and 16 kms. northeast of the claims, respectively. The entire property is located north of the Lake Temagami Access Road.

Description of our Claims on the Niemetz Property

Pursuant to an option agreement dated February 15, 2000, as amended by amending agreements dated February 15, 2002 and July 25, 2003, with Gino Chitaroni, Brian Youngs and Tom Von Cardinal (the "Vendors"), the Vendors granted us an option entitling us to acquire an undivided 100% interest in the following mineral claims:
Township	Claim Number	Number of Units	Expiry Date
Briggs	S1230613	3	October 16, 2004
Briggs	S1230653	2	November 9, 2004
Briggs	S1230655	3	December 2, 2004
Briggs	S1230656	1	December 2, 2004
Briggs	S1230657	7	December 2, 2003
Briggs	S1230658	3	December 16, 2003
Briggs	S1230660	1	December 2, 2004
Briggs	S1230661	1	November 19, 2004
Briggs	S1230671	6	November 12, 2003
Briggs	S1197570	1	November 19, 2004
Briggs	S1229493	4	October 19, 2004
Briggs	S1240178	1	February 16, 2005

In order to exercise the option, we will be required to:

(a) make the following cash payments to the Vendors:

(i) CDN$10,000 upon the execution of the option agreement (which has been paid);

(ii) an additional CDN$7,500 on or before the day which is thirty (30) days from the day the common shares of the company are listed or quoted for trading on a recognized stock exchange, electronic trading facility or automated dealer quotation system, with a further CDN$7,500 on or before the day which is 13 months from the day the common shares of the company are listed or quoted for trading on a recognized stock exchange, electronic trading facility or automated dealer quotation system.

(iii) an additional CDN$15,000 on or before the day which is 12 months from the date the second payment required under (ii) above is made;

(iv) an additional CDN$20,000 on or before the day which is 12 months from the date the payment required under (iii) above is made;

(b) spend not less than the following amounts on exploration and development work on the Niemetz property:

(i) CDN$100,000 on or before February 15, 2001 (which has been expended); and

(ii) an additional CDN$120,000 on or before February 15, 2004.

When and if we earn an undivided 100% interest in the Niemetz property, the Vendors will retain a 3% net smelter return royalty in respect of any proceeds received from the sale of ores, concentrates or minerals produced from the property, after deducting transportation, smelting, refining, marketing and insurance costs, subject to our right to purchase, at any time, the following portions of the royalty:

  one-sixth (1/6) of the royalty for the sum of CDN$500,000;
  an additional one-sixth (1/6) of the royalty for the sum of CDN$500,000;
  an additional one-sixth (1/6) of the royalty for the sum of CDN$500,000; and
  an additional one-sixth (1/6) of the royalty for the sum of CDN$500,000.

The option agreement also provides that John Poloni will be the operator for all exploration and development work that we may carry out on the Niemetz property.

History of Exploration and Operations

Exploration in southwestern Briggs Township and adjacent Yates, Joan, and Phyllis Townships has been for a copper and nickel bearing pyrite zone at the base of the sill of Temagami Island diorite.

C.J. Niemetz held claims in southwestern Briggs Township in 1941. In 1951, Niemetz had fifteen claims in the area. Six diamond drill holes totaling 250.2m (821 ft.) were completed at that time. These holes intersected the pyritic zone at the base of the diorite sill. Diamond drill records of this drilling are summarized in the Niemetz Property Report. The location of these holes is approximately 1.5km west of Claim #1230613 on the peninsula west of Amphibolite Bay.

In 1965, Nickel Rim Mines optioned the Niemetz property and reportedly discovered gold in an area between Amphibolite Bay and Snowshoe Lake. Gold bearing samples were collected from a quartz porphyry intrusion and surrounding metavolcanics. Gold was believed to be associated with magnetite, and a magnetic survey was completed over a portion of the property indicating an anomaly 600m by 2000m in size. The location of this work was undertaken on the present claim #1165373.

During the period August 6/74 to September 30/74 and June 12/75 to June 18/75 eight drill holes were completed by H. Niemetz on the copper/gold bearing showing on Claim #398724 (New 1165373) for a total footage of 729.0 feet. Generally, dacitic flows, pale to dark green in colour, locally amygdular and slightly magnetic with blebs and seams of epidote were intersected. Drill holes #1 and #1A were drilled westerly and holes #2, #3, #4, #5 and #1B were drilled in and easterly direction. Drill hole data for these holes is disclosed in the Niemetz Property Report.

Copies of drill hole logs and a sketch of drill hole locations are included in Section 25.5 of the Niemetz Property Report. The H. Niemetz (Nickel Rim Mines) showing is shown on Ontario Geological Survey Map 2324 accompanying the report by G. Bennett Report 163, 1978, as No. 48.

In 1974 H. Niemetz completed eight shallow diamond drill holes on the Niemetz property showing with the initial hole #1 averaging 0.24% Cu and 0.05Au oz/T for 34.8 feet. In this interval two sections returned values of 1.0 feet at 0.65% Cu and 0.12 Au oz/T and 6.3 feet at 0.76% Cu and 0.19 Au oz/T. Sludge samples in holes 1A and 1B from this immediate area assayed 0.358 Au oz/T for 1.5 feet and 0.396 Au oz/T for 3.0 feet, respectively. Rock chip samples collected by Mr. Poloni from this showing assayed 0.231 Au oz/T, 0.27% Cu for 12.0' and 0.033 Au oz/T, 0.13% Cu for 3.0'.

No exploration work was conducted on the property from 1974 until September 1996 when the Temagami Land Caution (a native land claim action) was in effect. After the caution was lifted the property was enlarged, and prospecting, rock, grab and chip sampling undertaken by one of the Vendors.

During the fall of 1999 some limited prospecting and geophysics was undertaken on the property. Prospecting, rock sampling, a magnetometer survey, an EM Survey and Resistivity Survey were completed covering 18.1 km of grid. The report was prepared by Thomas Von Cardinal of Baylake Explorers with the assistance of Meegwich Consultants (Geophysical), G. Chitaroni, Geologist, and Gary Grabowski, Ministry of Mines Geologist. One large magnetic anomaly and four isolated smaller anomalies are indicated. Eleven Em-16 conductors are inferred by Meegwich Consultants Inc. All conductors are weak/poor in length and intensity except for conductors D-B-E that may be a single conductor of 800 metres in length. The results of the program were positive and additional surveys were recommended. These recommendations were considered by us as part of further evaluation on the property.

Recent Exploration of the Niemetz Property.

We requested that Mr. Poloni undertake a review of historical exploration and to conduct and supervise work programs completed in 2000. Property visits were made by Mr. Poloni during the periods March 29-31, May 22-28, June 17-23 and September 16-22, 2000.

The purpose of the Niemetz Property Report is to describe the exploration undertaken in 2000 by us, consisting of line cutting, a magnetometer survey, a Horizontal Loop geophysical survey, sampling and geology, and a Gradient TDIP survey.

Two rock chip samples taken by Mr. Poloni from the Snowshoe Lake occurrence assayed 0.125 Au oz/T, 1.29% Cu and 0.151 Au oz/T, 1.24% Cu for 7.0' and 8.0', respectively. During the spring and summer of 2000 we completed under contract the establishment of a cut-line survey grid, a magnetometer survey, a horizontal loop EM survey, prospecting and a Gradient Realsection TDIP Resistivity survey. The objectives of these surveys were to define resistivity and chargeability signatures with or without magnetic response which could be associated with precious or base metal mineralization. The property has limited outcrop exposure because of the presence of glacial deposits but the soil cover is believed to be relatively thin.

Contract surveys were undertaken by Meegwich Consultants Inc. (Survey Grid, Magnetometer, Horizontal Loop E.M.); Tom Von Cardinal and Gino Chitaroni (prospecting and geology) and Quantec GeoScience Inc. (Gradient TDIP Survey).

Geophysical surveys of Magnetometer, Horizontal Loop E.M. and Gradient Realsection TDIP Resistivity Surveys have been completed over much of the property. Magnetic high anomalies are defined in the areas of both the Niemetz and the Snowshoe Lake mineral occurrences and elsewhere on the property. Weak Horizontal Loop conductors, ten in number, have been defined but their nature would tend to indicate that no near surface massive sulphide body of significant size has been outlined, however the presence of stringer and disseminated mineralization should not be discounted as these do not respond well with Horizontal Loop methods. One conductor, (Conductor D) may be drilled as a mineral source (Meegwich) and several others should be further tested with Induced Polarity methods.

The Gradient Realsection TDIP/Resistivity Survey has defined at least three (3) high priority targets and ten (10) second priority targets that require follow-up surveys and diamond drilling. Both the Niemetz and Snowshoe Lake showings warrant follow-up drill testing because of significant nearby Induced Polarity anomalies.

Geological Setting and Mineralization

Early Precambrian (Archean) metavolcanic-metasedimentary northeast trending rocks are the principal geological feature of the Northeast Temagami area in which the Niemetz property is located. This belt averages about 13 kilometers wide and 29 kilometers long with the dominant structure being a northeast trending syncline called the Tetapaga Syncline that has been modified by the emplacement of granitic plutons. The metavolcanic and metasedimentary units are composed of a differential suite of theolitic to calc-alkaline volcanic rocks and clastic chemically precipitated sedimentary rocks (Bennett, 1978). The greenstone belt has been intruded by three separate granitoid intrusion, the Strathy-Chambers and Spawning Lake Batholiths and the Iceland Lake Pluton, in part covered by the Niemetz property.

The metasedimentary and metavolcanic rocks along the southern limb of the Tetapaga Syncline consist of massive to pillowed Fe-rich theolitic basalts in the lowest unit, and intermediate to felsic effusive and fragmental rocks with banded iron formation within the central unit. This whole sequence is underlain by mudstone and turbidic wackes and is bounded by iron rich basalts to the north and the Iceland Lake Pluton to the south.

Intrusions into the Temagami Greenstone belt have a varying range in composition including pyroxenite, gabbroic trondhjemitic, quartz feldspar porphyry, hornblende-quartz diorite and granite.

The contact zone between the Iceland Lake Pluton and the enveloping rocks is generally poorly exposed. On Highway 11 west of Lowell Lake, a narrow zone approximately 30 metres in thickness shows no evidence of gneissic migmatite. South of Ferguson Island, in the Northeast Arm of Lake Temagami the chloritic trondhjemite phase appears finer grained and is difficult to distinguish from the metavolcanics in the area. The westerly contact zone is shown on Map 2324, Ontario Division of Mines as a complex interfingering of quartz feldspar porphyry, quartz porphyry, and felsic and mafic to intermediate metavolcanics.

The most prominent structural feature of the Northeast Temagami area is an east-northeast trending syncline within the Archean metavolcanic-metasedimentary belt. The syncline has a pronounced marked asymmetry of the axis with respect to the iron formation units that are the main marker horizon. To the north, the axis lies within 300 metres of the iron formation while to the south it lies about 3000 metres from the iron formation. The dominant fracture directions are north-northeast, northwest and northeast. North trending fractures are indicated by the occurrence of altered gabbro dikes while an extensive northwest striking fracture system is indicate by diabase dikes, altered gabbro dikes, as well as topographic lineaments as indicated by drainage systems.

The major topographic feature of the area, the northeast arm of Lake Temagami, is underlain by a strong fault zone of sheared felsic to intermediate metavolcanics that is approximately 1200 metres wide. Generally, a common feature of the major shear zones of the area is, carbonatization, extensive width of the zones, and an association with felsic metavolcanics.

Deposit Types and Mineralization

The target models for the Niemetz Property are defined as: - Temagami-type copper, silver, gold bearing shear hosted disseminated to stringer sulphides which are characterized by magnetic highs associated with intrusive porphyries and also:- magmatic copper-nickel-cobalt (+PGE) deposits related to mafic and ultramafic intrusions such as at the Temagami (Teck) Copperfields Mine and the Diadem deposits. The Temagami Greenstone Belt is the host for numerous precious metal and base metal deposits and occurrences as well as large Banded Iron Formation deposits.

A Pyritic Zone occurs along the footwall of the Temagami Island gabbro. The zones with a thickness of a few inches to several tens of feet occurs consistently, as massive pyrite, irregular dissemination, veins and stringers of pyrite, nickel-bearing pyrite with minor amounts of millerite and abundant chalcopyrite. The host rocks are intensely fractured and brecciated, with dense rhyolite less altered than the mafic rocks which appear highly saussuritized and chloritized and often strongly dolomitized and silicified within the pyrite ore zone.

The Niemetz showing is poorly exposed covering a small outcrop area of pale green sheared amygdular dacitic volcanics which are slightly magnetic, containing blebs and seams of epidote with chalcopyrite occurring as fracture fillings, thin bands and seams of a stringer nature. During 1974 and 1975 a total of eight shallow drill holes were completed by H. Niemetz for a total footage of 729.0 feet. Drill hole data is reported in Section 8.0 of the Niemetz Property Report. Drill hole #1 averaged 0.24% Cu and 0.05 Au oz/t for 34.8 feet. In this interval two sections returned values of 1.0 feet at 0.65% Cu and 0.12 Au oz/t and 6.3 feet at 0.76% Cu and 0.19Au oz/t. Sludge samples in holes 1A and 1B from this immediate area assayed 0.358Au oz/t for 1.5 feet and 0.296 Au oz/t for 3.0 feet.

The second mineral showing was discovered near Snowshoe Lake. The showing is numbered 49 and is described as consisting mainly as patches of malachite and chalcopyrite associated with inclusions of metavolcanics in epidotized sheared quartz diorite. Both mineral occurrences are described in Section 8.0 of the Niemetz Property Report and have been sampled by Mr. Poloni as described in Section 12.4 ("Prospecting - Rock Sampling") of the Niemetz Property Report.

During April and May 2000 a survey grid was established over the claims by a field crew organized by Meegwich Consultants Inc. of Temagami, Ontario. This grid revitalized and expanded the 18.1 km of survey lines undertaken as part of the 1999 survey work. A total 39.2 km of new line cutting was completed. Four kilometers of base line at an azimuth of 0 degrees were undertaken. Grid lines were cut at 100 meters spacing except over the areas of the two known mineral occurrences where the spacing was at 50 meters. Survey station for geophysical programs were established at 12.5 meter spacings.

A magnetometer survey was completed by Meegwich Consultants Inc. over the survey grid during April and May 2000, covering a total of 39.225 kilometers. Readings were taken at 12.5 meter stations with a total of 3100 readings being completed.

Several isolated magnetic highs occur over the southern part of the claims with special interest to areas near where three sulphide occurrences are known.

The main showing area on L950W, 950S has a high up to 3138 gammas where an assay of 13.0 g/T Au was obtained previously. Two samples taken by Mr. Poloni during May 2000 returned the following:
	Au oz/T	Ag(PPM)	Cu(PPM)	Pb(PPM)	Zn(PPM)
TX3	0.231	3.0	2728	<2	160
TX4	0.033	1.2	1344	<2	81

Two samples collected by Mr. Poloni during May 2000 from the Snowshoe Lake occurrence gave the following results:
	Au oz/T	Ag(PPM)	Cu(%)	Pb(PPM)	Zn(PPM)
TX 1	0.125	17.1	1.29	<2	83
TX 2	0.151	10.1	1.27	<2	107

Immediately north of the base line, a fifty meter wide linear feature, eight hundred meters long, crosses the survey grid. This feature with readings of 200-300 gammas intensity is probably a mafic dike, which could also indicate a zone of weakness or fault. Further north in the vicinity of TL850N and again in the area of TL 1450 N, 1650 N, 1850 N magnetic highs may be caused by the presence of Temagami Island diorite.

Meegwich Consultants Inc. also undertook a Horizontal Loop E.M. survey over the property during April and May 2000. Instrumentation consisted of an Apex Maxmin I unit (serial No. 5309) with three frequencies being read, 220, 1760, and 7040 Hz measuring the in-phase and quadrature components of the secondary field to an accuracy of +/- 0.5%. Included in the instrumentation is a maxmin field computer, digitally storing data so that daily profiles can be examined. A total of 36.00 km of survey was completed with 1400 readings being taken for each of the three frequencies along lines 100 meters and 150 meters apart and survey stations at 25 meters.

Prospecting - Rock Sampling

As a result of work done in 1999, geophysical surveys over a part of the claims and rock sampling of the mineral occurrences were completed. This work was not funded by us but is considered as valuable information leading to the surveys which we have undertaken. Six rock chip samples were collected by Mr. Chitaroni, B.Sc. Geologist, with three samples from the main Niemetz showing and three from the Sturdy Mines (Snowshoe Lake) showing. The description, location and assay data is included in Section 25.5 of the Niemetz Property Report. Gold assays for the Niemetz showing were 13.54, 1.50, and 0.03 g/T Au, and for the Snowshoe Lake showing 4.63, 6.06 and 2.45 g/T Au. The highest copper assay was obtained from the Snowshoe Lake occurrence at 1.28%. During May 2000 seven samples were collected by Mr. Poloni from mineral showing on the claims. These are described as follows:

Snowshoe Lake Occurrence: Malachite and Chalcopyrite mineralization occurs within sheared granodiorite/altered gabbro with the showing exposed for 15 feet (4.57m) along the north side of a trough which appears to be a strong fault feature. Assay data is as follows:

Selected Chip Samples
Sample No.	Width	Au oz/T	Ag(ppm)	Cu%	Pb(ppm)	Zn(ppm)
TX 1	7.0'	0.125	17.1	1.29	<2	83
TX 2	8.0'	0.151	10.1	1.27	<2	107

Niemetz Showing: Chalcopyrite and Malachite occurs within a sheared volcanic as fracture filling, thin bands, and seams of stringer nature.
TX 3	12.0	0.231	3.0	2728	<2	160
TX 4	3.0	0.033	1.2	1344	<2	81

This sample located 50'(15.2m) south of TX 3.
TX 5	80 ppb	<0.2	139	<2	41

This sample as grab type from oxidized silicified volcanic along the edge of gravel pit.
TX 6	3.0'	0.008	0.6	150	<2	164

This sample is from a mafic dike located 75' north of post #2 claim #1230613.
TX 7	0.001	0.5	629	<2	104

This sample was cut from an outcrop area of pillow lavas 100'x100' at 11+75W along B/L.

Copies of assay sheets are included in Section 25.3 of the Niemetz Property Report.

Gradient Realsection TDIP Resistivity Survey

A Gradient Realsection Time Domain Induced Polarization survey was completed over sections of the property by Quantec GeoScience Inc. during the period July 31 to August 17, 2000, and reported on in October 2000. The objective of the survey was initially to define and delineate, Temagami-type copper, silver, gold bearing shear hosted disseminated to stringer sulphides with emphasis on magnetic highs associated with intrusive porphyries; and also magmatic copper-nickel-cobalt (+-PGE) deposits related to mafic to ultramafic intrusions such as the Temagami Copper Mine (Teck) and Diadem deposits located 4 km to the west and 10 km to the east, respectively.

Data on the survey coverage, instrumentation, results, interpretation and recommendations contained in the Quantec Geoscience Inc. report is included in Section 25.5 of the Niemetz Property Report. The Gradient Realsection Induced Polarization/Resistivity Surveys were successful in defining chargeability and resistivity signatures, as described, which have the potential of containing massive stringer shear hosted pyrite/chalcopyrite/gold mineralization associated with porphyries and also polymetallic Temagami Copper/Diadem style PGE bearing magmatic deposits. Follow up exploratory surveys including fillin Gradient Realsection over the remaining parts of the property untested, geochemical surveys either soil or vegetation, trenching and power washing, and diamond drill testing of the known showings and geophysical anomalies are necessary to further test the property.

Sampling Method and Approach

Mineralized showings were sampled by the author as "chip" or "grab" type samples as shown in Section 12.4 of the Niemetz Property Report with analysis being completed by Bondar Clegg Laboratories in North Vancouver using standard analytical methods.

Mineral Resource and Mineral Reserve Estimates

No mineral resource or mineral reserves are presently known on the property.

Interpretation and Conclusions

Two documental mineral occurrences are known on the claims, the Niemetz (48) and the Snowshoe Lake (49). Historical exploratory examinations have included geology, rock sampling and a limited amount of drill testing with significant copper and gold assays being obtained. Rock samples of the showings collected by Mr. Gino Chitaroni, Geologist, contained gold assay for the Niemetz showing of 13.54, 1.50 and 0.03 g/t and for the Snowshoe Lake showing of 4.63, 6.06 and 2.45 g/t.

Recent examinations, utilizing geophysical surveys of magnetometer, VLF-EM, and Gradient Realsection TDIP, accompanied by geological reconnaissance and rock sampling have enhanced the economic mineral potential of the property. Magnetic high anomalies are defined in areas of both the Niemetz and Snowshoe Lake showings, and bullseye targets elsewhere, may indicate potential diamond bearing Kimberlite within the Lake Temiskaming Rift Valley System.

Three high priority targets and ten second priority targets have been defined by the Gradient Realsection TDIP/Resistivity Survey which require follow-up exploration including drill testing.

Exploratory survey completed us based on a Target Model of Temagami-type shear hosted Au-Cu bearing disseminated to massive stringer sulphides as well as magmatic P.G.E. bearing Cu-Ni-Co sulphide mineralization appears to justify further development.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

The promoter of our company is our President, Chief Executive Officer and director, Alessandra Bordon.

On May 28, 2001, we issued 123,000 shares of our common stock at a deemed value of CDN$0.25 per share, and 375,000 shares of our common stock at a deemed value of CDN$0.01 per share to Mauro Baessato, our Secretary (and CFO at the time) in a private placement transaction as compensation and incentive for acting as an officer of the Company. At the time of his resignation as our CFO on February 20, 2002, Mr. Baessato transferred all of the shares held by him.

On May 28, 2001, we issued 375,000 shares of our common stock at CDN$0.01 per share to Michael Mews, one of our directors and officers at the time, in a private placement transaction.

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Currently there is no established public trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. We are registering 3,004,700 shares of our common stock under the Securities Act for sale by the selling securities holders named in this prospectus. There are currently 51 holders of record of our common stock. A total of 1,004,500 shares of our common stock will be available for resale to the public after March 13, 2004, in accordance with the volume, trading and manner of sale limitations of Rule 144 under the Securities Act. A total of 2,000,2001,00 shares of our common stock are currently available for resale to the public, in accordance with the volume, trading and manner of sale limitations of Rule 144 under the Securities Act.

We have not declared any dividends on our common stock since the inception of our company. There is no restriction in our Memorandum and Articles of Incorporation that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

The following table summarizes the compensation awarded to, earned by, or paid to our President and Chief Executive Officer and other officers and directors who received annual compensation in excess of $100,000 during the years ended March 31, 2001, 2002 and 2003.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation(1)	Pay-outs
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(2)	Securities Under Options/ SAR's Granted	Restricted Shares or Restricted Share Units	LTIP Pay- outs	All Other Compen- sation
Alessandra Bordon (1) President & CEO	2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Maurizio Grande (2) President & CEO	2003 2002	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Michael F. K. Mews (2) President & CEO	2002 2001	Nil Nil	Nil CDN$5,000	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

(1) Mr. Maurizio Grande resigned as our President and Chief Executive Officer and Ms. Alessandra Bordon was appointed as President and Chief Executive Officer in his stead on November 4, 2003.

(2) Mr. Michael F.K. Mews resigned as our President and Chief Executive Officer and Mr. Maurizio Grande was appointed as President and Chief Executive Officer in his stead on February 20, 2002.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Directors Compensation

We reimburse our directors for expenses incurred in connection with attending board meetings but did not pay director's fees or other cash compensation for services rendered as a director in the year March 31, 2002 or the period ended December 31, 2002.

We have no formal plan for compensating our directors for their service in their capacity as directors. We may grant to our directors in the future options to purchase shares of common stock as determined by our board of directors or a compensation committee which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of Tryx other than services ordinarily required of a director. Other than indicated in this prospectus, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

WHERE YOU CAN FIND MORE INFORMATION

We are not required to deliver an annual report to our security holders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Tryx, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Tryx Ventures Corp. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

Our financial statements are stated in Canadian Dollars and are prepared in conformity with generally accepted accounting principles of Canada, with a reconciliation to generally accepted accounting principles of the United States of America.

The following Financial Statements pertaining to Tryx are filed as part of this Prospectus:

TRYX VENTURES CORP.

FINANCIAL STATEMENTS

MARCH 31, 2003 AND 2002
(Stated in Canadian Dollars)

AUDITORS' REPORT

To the Directors
Tryx Ventures Corp.

We have audited the balance sheets of Tryx Ventures Corp. as at March 31, 2003 and 2002, and the statements of operations and deficit, and cash flows for the years ended March 31, 2003, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada and the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2003 and 2002, and the results of its operations and cash flows for the years ended March 31, 2003, 2002 and 2001, in accordance with Canadian generally accepted accounting principles. As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a consistent basis.
Vancouver, Canada	"Morgan & Company"

May 30, 2003	Chartered Accountants

Comments by Auditors for U.S. Readers on Canada - U.S. Reporting Conflict

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the directors, dated May 30, 2003, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the Auditors' Report when these are adequately disclosed in the financial statements.

Vancouver, Canada	"Morgan & Company"

May 30, 2003	Chartered Accountants

TRYX VENTURES CORP.

BALANCE SHEETS
(Stated in Canadian Dollars)

	MARCH 31
	2003	2002

ASSETS

Current
Cash	$15,071	$2,637
Goods and Services Tax recoverable	3,694	103
	18,765	2,740

Mineral Property (Note 2)	10,000	10,000

Deferred Exploration Expenditures	154,494	154,494

	$183,259	$167,234

LIABILITIES

Current
Accounts payable	$37,889	$2,739
Loan payable	-	10,000
	37,889	12,739

SHAREHOLDERS' EQUITY

Share Capital (Note 3)	322,328	260,000

Deficit	(176,958)	(105,505)
	145,370	154,495

	$183,259	$167,234

TRYX VENTURES CORP.

STATEMENTS OF OPERATIONS AND DEFICIT
(Stated in Canadian Dollars)

	YEARS ENDED MARCH 31
	2003	2002	2001

Expenses
Consulting fees (Note 4)	$-	$-	$5,000
Management fees (Note 4)	7,000	30,000	32,500
Office and sundry	891	73	89
Professional fees	36,341	11,165	-
Rent	9,000	9,000	9,000
Regulatory and transfer agent fees	18,221	-	-
	71,453	50,238	46,589
Less: Interest Income	-	(8)	(3,206)

Loss For The Year	71,453	50,230	43,383

Deficit, Beginning Of Year	105,505	55,275	11,892

Deficit, End Of Year	$176,958	$105,505	$55,275

Basic And Diluted Loss Per Share	$(0.03)	$(0.03)	$(0.05)

Weighted Average Number Of Shares Outstanding	2,049,547	1,613,332	798,315

TRYX VENTURES CORP.

STATEMENTS OF CASH FLOWS
(Stated in Canadian Dollars)

	YEARS ENDED MARCH 31
	2003	2002	2001

Cash Flows From Operating Activities
Loss for the year	$(71,453)	$(50,230)	$(43,383)

Changes in non-cash working capital items:
Goods and Services Tax recoverable	(3,591)	11,310	(10,255)
Accounts payable	35,150	(13,392)	7,148
	(39,894)	(52,312)	(46,490)

Cash Flows From Investing Activities
Exploration expenditures	-	-	(143,010)
Loan receivable	-	-	100,000
	-	-	(43,010)

Cash Flows From Financing Activities
Loan payable	(10,000)	10,000	-
Share subscriptions receivable	-	-	25,000
Issue of share capital	62,328	40,750	67,500
	52,328	50,750	92,500

Increase (Decrease) In Cash	12,434	(1,562)	3,000

Cash, Beginning Of Year	2,637	4,199	1,199

Cash, End Of Year	$15,071	$2,637	$4,199

TRYX VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2003 AND 2002
(Stated in Canadian Dollars)

1. a) NATURE OF OPERATIONS

The Company is in the process of exploring its mineral property and has not yet determined whether the property contains ore reserves that are economically recoverable.

The recoverability of amount shown as mineral property and related deferred exploration expenditures is dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development, and upon future profitable production or proceeds from the disposition thereof.

b) SIGNIFICANT ACCOUNTING POLICIES

i) Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses for the periods reported. Actual results could differ from these estimates.

ii) Financial Instruments

The Company's financial instruments consist of cash, Goods and Services Tax recoverable, and accounts payable.

Unless otherwise noted, it is management's opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

iii) Mineral Property and Related Deferred Exploration Expenditures

The Company defers all direct exploration expenditures on mineral properties in which it has a continuing interest to be amortized over the productive period when a property reaches commercial production. On abandonment of any property, applicable accumulated deferred exploration expenditures will be written off.

TRYX VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2003 AND 2002
(Stated in Canadian Dollars)

1. b) SIGNIFICANT ACCOUNTING POLICIES (Continued)

iv) Future Income Taxes

The Company has adopted the new requirements of the CICA Handbook, Section 3465, whereby unused tax losses, income tax reductions and deductible temporary differences are only recognized as a future income tax benefit to the extent that these amounts will be more than likely realized.

v) Flow-Through Common Shares

Resource expenditure deductions for income tax purposes related to exploration and development activities funded by flow-through share arrangements are renounced to investors in accordance with income tax legislation. Share capital is reduced and the future income tax liability is increased by the estimated cost of the renounced tax deductions.

Drawdowns of future income tax liabilities resulting from the timing differences on exploration expenditures renounced to investors have been credited to share capital.

vi) Stock Based Compensation

Employee and director stock options granted by the Company will not be recognized in the accounts until exercised, and then will be recorded only as a credit to share capital to the extent of the exercise price. No remuneration expense will be recorded by the Company on the excess, if any, of the trading price of the stock over its exercise price.

vii) Loss Per Share

The Company has adopted the new accounting standard for the calculation of loss per share which follows the "treasury stock method" in the calculation of diluted loss per share, and requires the presentation of both basic and diluted loss per share on the face of the statement of operations and deficit regardless of the materiality of the difference between them.

 TRYX VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2003 AND 2002
(Stated in Canadian Dollars)

2. MINERAL PROPERTY

The Company has entered into an option agreement, as amended, to acquire a 100% interest, subject to a 3% net smelter return royalty, in twelve claims located in Briggs Township, Ontario. In order to exercise the option, the Company must incur exploration expenditures on the property of $100,000 by February 15, 2001, and a further $120,000 by February 15, 2004. In addition, the Company must make cash payments totalling $60,000 as follows:

a) $10,000 on execution of the option agreement;

b) $7,500 cash payment payable 30 days from the date the Company's common shares commence trading on a recognized stock exchange, with a further $7,500 cash payment payable 13 months after the date the Company's common shares commence trading on a recognized stock exchange;

c) $15,000 payable 12 months after payment required under (b) above is made; and

  $20,000 cash payment payable 12 months after the payment required under (c) above is made.

	2003	2002

Consideration paid to date	$10,000	$10,000

At any time on, or before, the first anniversary following the commencement of commercial production on the property, the Company shall have the right to purchase, for $500,000 per 0.5% acquired, up to a maximum of 2.0% of the 3% net smelter return royalty attached to the property.

3. SHARE CAPITAL

a) Authorized

100,000,000 common shares without par value

100,000,000 Class "A" preferred shares with a par value of $1 each

TRYX VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2003 AND 2002
(Stated in Canadian Dollars)

3. SHARE CAPITAL (Continued)

  Issued and Outstanding

	NUMBER OF SHARES	CONSIDERATION

Shares issued for cash	7,000	$1,750
Flow-Through shares issued for cash	600,000	150,000

Balance, March 31, 2000	607,000	151,750

Common shares issued for cash	270,000	67,500

Balance, March 31, 2001	877,000	219,250

Common shares issued for cash	1,123,000	40,750

Balance, March 31, 2002	2,000,000	260,000

Common shares issued for cash	1,004,700	62,328

Balance, March 31, 2003	3,004,700	$322,328

  Of the Company's issued and outstanding common shares, 1,000,000 common shares are held in escrow to be released, as to 10%, on the date the Company's shares commence trading on the TSX Venture Exchange, and 15% at the end of each six month period thereafter.

4. RELATED PARTY TRANSACTIONS

a) During the year ended March 31, 2003, $6,000 was paid to an officer of the Company for management of the Company's affairs (2002 - $28,000; 2001 - $32,500).

b) During the year ended March 31, 2003, a director was paid $Nil (2002 - $Nil; 2001 - $5,000).

TRYX VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2003 AND 2002
(Stated in Canadian Dollars)

5. INCOME TAXES

The Company has non-capital losses for income tax purposes of $177,048 which may be available to reduce taxable income in future years. The potential benefit of these losses has not been recognized as a future income tax benefit, as currently these amounts are less than likely to be realized. These losses expire as follows:

2007	$11,892
2008	43,383
2009	50,230
2010	71,453

$177,048

The Company also has Canadian resource deductions totalling $4,494 with no specified expiry date. The related tax benefit of these deductions has also not been recorded in the accounts.

In connection with the issuance of flow-through shares, the Company has renounced, to the shareholders, the tax benefits associated with $150,000 in Canadian exploration expenditures incurred.

6. MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

The Company prepares its financial statements in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"), which differ in certain respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). The major differences between Canadian and US GAAP, which affect the Company's financial statements, are described below, and their effect on the financial statements is summarized as follows:

Balance Sheets

	2003	2002

Total assets under Canadian GAAP	$183,259	$167,234
Deduct: Mineral property	(10,000)	(10,000)
Deduct: Deferred exploration expenditures	(154,494)	(154,494)

Total assets under US GAAP	$18,765	$2,740

TRYX VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2003 AND 2002
(Stated in Canadian Dollars)

6. MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

Shareholders' Equity (Deficiency)

	2003	2002

Shareholders' equity under Canadian GAAP	$145,370	$154,495
Deduct: Mineral property costs	(10,000)	(10,000)
Deduct: Cumulative exploration expenditures	(154,494)	(154,494)

Shareholders' deficiency under US GAAP	$(19,124)	$(9,999)

Statement of Income

	2003	2002	2001

Loss for the year under Canadian GAAP	$71,453	$50,230	$43,383
Deduct: Mineral property costs and exploration expenditures	-	-	143,010

Loss for the year under US GAAP	$71,453	$50,230	$186,393

Basic and diluted loss per share under Canadian and US GAAP	$(0.03)	$(0.03)	$(0.23)

Weighted average number of shares outstanding under Canadian and US GAAP	2,049,547	1,613,332	798,315

a) Mineral Property Costs and Deferred Exploration Expenditures

Under US GAAP, the Company would expense all costs related to the maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospect, therefore, all costs would be expensed.

TRYX VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2003 AND 2002
(Stated in Canadian Dollars)

6. MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

b) Income Taxes

United States accounting standards for income taxes are set forth in SFAS No. 109. The Company has determined that the adoption of SFAS No. 109 would have no material affect on the assets, liabilities or operations for the years presented in these financial statements. The only significant tax assets the Company has are the accumulated non-capital losses and accumulated resource related expenditures, which are available to offset future taxable income. The Company's operations have no income subject to income taxes and it is not likely that such tax assets will be realized. Accordingly, the Company would eliminate the effect of the recognition of any of these tax assets by the recording of a valuation allowance equal to the value of the tax assets.

F-46

TRYX VENTURES CORP.

FINANCIAL STATEMENTS

DECEMBER 31, 2003
(Unaudited)
(Stated in Canadian Dollars)

TRYX VENTURES CORP.

BALANCE SHEET
(Stated in Canadian Dollars)

	DECEMBER 31 2003	MARCH 31 2003
	(Unaudited)	(Audited)
ASSETS

Current
Cash	$7,310	$15,071
Goods and Services Tax recoverable	3,125	3,694
	10,435	18,765

Mineral Property (Note 3)	10,000	10,000

Deferred Exploration Expenditures (Note 3)	162,230	154,494

	$182,665	$183,259

LIABILITIES

Current
Accounts payable	$41,807	$37,889
Loan payable (Note 4)	15,000	-
	56,807	37,889

SHAREHOLDERS' EQUITY

Share Capital (Note 5)	322,328	322,328

Deficit	(196,470)	(176,958)
	125,858	145,370

	$182,665	$183,259

TRYX VENTURES CORP.

STATEMENT OF OPERATIONS AND DEFICIT
(Unaudited)
(Stated in Canadian Dollars)
	THREE MONTHS ENDED DECEMBER 31 2003	NINE MONTHS ENDED DECEMBER 31 2003	THREE MONTHS ENDED DECEMBER 31 2002	NINE MONTHS ENDED DECEMBER 31 2002

Expenses
Management fees (Note 6)	$-	$-	$-	$7,000
Office and sundry	263	981	28	89
Professional fees	1,737	11,466	943	5,945
Rent	2,250	6,750	2,250	6,750
Regulatory and transfer agent fees	105	315	75	19,015

Loss For The Period	4,355	19,512	3,296	38,799

Deficit, Beginning Of Period	192,115	176,958	141,008	105,505

Deficit, End Of Period	$196,470	$196,470	$144,304	$144,304

Basic And Diluted Loss Per Share	$0.01	$0.01	$0.01	$0.03

Weighted Average Number Of Shares Outstanding	2,004,700	2,004,700	1,440,519	1,147,374

TRYX VENTURES CORP.

STATEMENT OF CASH FLOWS
(Unaudited)
(Stated in Canadian Dollars)
	THREE MONTHS ENDED DECEMBER 31 2003	NINE MONTHS ENDED DECEMBER 31 2003	THREE MONTHS ENDED DECEMBER 31 2002	NINE MONTHS ENDED DECEMBER 31 2002

Cash Flows From Operating Activities
Loss for the period	$(4,355)	$(19,512)	$(3,296)	$(38,799)

Changes in non-cash working capital items:
Goods and Services Tax recoverable	(537)	569	(68)	(880)
Accounts payable	4,889	3,918	1,913	5,619
	(3)	(15,025)	(1,451)	(34,060)

Cash Flows From Investing Activity
Exploration expenditures	(7,736)	(7,736)	-	-

Cash Flows From Financing Activities
Loan payable	5,000	15,000	(40,000)	(10,000)
Issue of share capital	-	-	62,328	62,328
	5,000	15,000	22,328	52,328

Increase (Decrease) In Cash	(2,739)	(7,761)	20,877	18,268

Cash, Beginning Of Period	10,049	15,071	28	2,637

Cash, End Of Period	$7,310	$7,310	$20,905	$20,905

TRYX VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003
(Unaudited)
(Stated in Canadian Dollars)

1. OPERATIONS

a) Basis of Presentation

The interim financial statements of Tryx Ventures Corp. (the "Company") have been prepared by management in accordance with accounting principles generally accepted in Canada. The interim financial statements have been prepared following the same accounting policies and methods of computation as the financial statements for the fiscal year ended March 31, 2003, except as described below. The disclosures included below are incremental to those included with the annual financial statements. The interim financial statements should be read in conjunction with the financial statements and the notes thereto in the Company's annual report for the year ended March 31, 2003.

b) Nature of Operations

The Company is in the process of exploring its mineral property and has not yet determined whether the property contains ore reserves that are economically recoverable.

The recoverability of amount shown as mineral property and related deferred exploration expenditures is dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development, and upon future profitable production or proceeds from the disposition thereof.

c) Significant Accounting Policies

    Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses for the periods reported. Actual results could differ from these estimates.

ii) Mineral Property and Related Deferred Exploration Expenditures

The Company defers all direct exploration expenditures on mineral properties in which it has a continuing interest to be amortized over the productive period when a property reaches commercial production. On abandonment of any property, applicable accumulated deferred exploration expenditures will be written off.

TRYX VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003
(Unaudited)
(Stated in Canadian Dollars)

1. OPERATIONS (Continued)

c) Significant Accounting Policies (Continued)

iii) Future Income Taxes

The Company has adopted the new requirements of the CICA Handbook, Section 3465, whereby unused tax losses, income tax reductions and deductible temporary differences are only recognized as a future income tax benefit to the extent that these amounts will be more than likely realized.

iv) Flow-Through Common Shares

Resource expenditure deductions for income tax purposes related to exploration and development activities funded by flow-through share arrangements are renounced to investors in accordance with income tax legislation. Share capital is reduced and the future income tax liability is increased by the estimated cost of the renounced tax deductions.

Drawdowns of future income tax liabilities resulting from the timing differences on exploration expenditures renounced to investors have been credited to share capital.

v) Stock Based Compensation

Effective April 1, 2002, the Company adopted the new accounting recommendations for stock based compensation issued by the Canadian Institute of Chartered Accountants, which require prospective application to all stock options granted on or after the date of adoption. Under this standard, all stock options granted to non-employees are accounted for using the fair value based method of accounting. In respect of stock options granted to employees and directors, the Company has elected to adopt the intrinsic value based method of accounting, which recognizes compensation expense only when the market price exceeds the exercise price at the date grant, but which requires pro-forma disclosure of net loss as if these grants were accounted for using the fair value method. Consideration paid on the exercise of stock options is credited to share capital.

TRYX VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003
(Unaudited)
(Stated in Canadian Dollars)

1. OPERATIONS (Continued)

c) Significant Accounting Policies (Continued)

vi) Loss Per Share

Loss per share has been calculated using the weighted average number of common shares outstanding for the year. The Company has adopted the new recommendations of the Canadian Institute of Chartered Accountants, whereby diluted earnings per share is calculated using the treasury stock method. Basic and diluted losses per share are the same, as there are no outstanding shares under warrants or share option arrangements.

2. FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, Goods and Services Tax recoverable, accounts payable, and loans payable.

Unless otherwise noted, it is management's opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

3. MINERAL PROPERTY

The Company has entered into an option agreement to acquire a 100% interest, subject to a 3% net smelter return royalty, in twelve claims located in Briggs Township, Ontario. In order to exercise the option, the Company must incur exploration expenditures on the property of $100,000 by February 15, 2001, and a further $120,000 by February 15, 2004. As at December 31, 2003, $162,230 has been expended on the property. In addition, the Company must make cash payments totalling $60,000 as follows:

a) $10,000 on execution of the option agreement (paid);

b) $7,500 cash payment payable 30 days from the date the Company's common shares commence trading on a recognized stock exchange, with a further $7,500 cash payment payable 13 months after the date the Company's common shares commence trading on a recognized stock exchange;

c) $15,000 payable 12 months after payment required under (b) above is made; and

  $20,000 cash payment payable 12 months after the payment required under (c) above is made.

TRYX VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003
(Unaudited)
(Stated in Canadian Dollars)

3. MINERAL PROPERTY (Continued)

At any time on, or before, the first anniversary following the commencement of commercial production on the property, the Company shall have the right to purchase, for $500,000 per 0.5% acquired, up to a maximum of 2.0% of the 3% net smelter return royalty attached to the property.

4. LOAN PAYABLE

The loan is unsecured, non-interest bearing and due on demand.

5. SHARE CAPITAL

a) Authorized

100,000,000 common shares without par value

100,000,000 Class "A" preferred shares with a par value of $1 each
  Issued and Outstanding

	NUMBER OF SHARES	CONSIDERATION

Balance, March 31, 2002	2,000,000	$260,000

Common shares issued for cash	1,004,700	62,328

Balance, March 31, 2003 and December 31, 2003	3,004,700	$322,328

  Of the Company's issued and outstanding common shares, 1,000,000 common shares are held in escrow to be released, as to 10%, on the date the Company's shares commence trading on the TSX Venture Exchange, and 15% at the end of each six month period thereafter.

d) As at March 31, 2003 and December 31, 2003, the Company does not have any stock options outstanding.

6. RELATED PARTY TRANSACTION

During the nine month period ended December 31, 2003, $Nil was paid to an officer of the Company for management of the Company's affairs (2002 - $6,000).

TRYX VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003
(Unaudited)
(Stated in Canadian Dollars)

7. MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

The Company prepares its financial statements in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"), which differ in certain respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). The major differences between Canadian and US GAAP, which affect the Company's financial statements, are described below, and their effect on the financial statements is summarized as follows:

Balance Sheets

	DECEMBER 31 2003	MARCH 31 2003

Total assets under Canadian GAAP	$182,665	$183,259
Deduct: Mineral property	(10,000)	(10,000)
Deduct: Deferred exploration expenditures	(162,230)	(154,494)

Total assets under US GAAP	$10,435	$18,765

Shareholders' Equity (Deficiency)

	DECEMBER 31 2003	MARCH 31 2003

Shareholders' equity under Canadian GAAP	$125,858	$145,370
Deduct: Mineral property costs	(10,000)	(10,000)
Deduct: Cumulative exploration expenditures	(162,230)	(154,494)

Shareholders' deficiency under US GAAP	$(46,372)	$(19,124)

TRYX VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003
(Unaudited)
(Stated in Canadian Dollars)

7. MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

Statement of Income

	NINE MONTHS ENDED DECEMBER 31
	2003	2002

Loss for the period under Canadian GAAP	$(19,512)	$(38,799)
Deduct: Mineral property costs and exploration expenditures	(7,736)	-

Loss for the period under US GAAP	$(27,248)	$(38,799)

Basic and diluted loss per share under US GAAP	$(0.01)	$(0.03)

Weighted average number of shares outstanding under US GAAP	2,004,700	1,147,374

Statement of Cash Flows

	NINE MONTHS ENDED DECEMBER 31
	2003	2002

Cash flows from operating activities
Loss in US GAAP	$(27,248)	$(38,799)

Change in non-cash working capital items:
Goods and Services Tax recoverable	569	(880)
Accounts payable	3,918	5,619
	(22,761)	(34,060)

Cash flows from financing activities
Loan payable	15,000	(10,000)
Issue of share capital	-	62,328
	15,000	52,328

Increase (Decrease) in cash	$(7,761)	$18,268

TRYX VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003
(Unaudited)
(Stated in Canadian Dollars)

7. MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

Mineral Property Costs and Deferred Exploration Expenditures

Under US GAAP, the Company would expense all costs related to the maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospect, therefore, all costs would be expensed.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 Indemnification of Directors and Officers.

Under our Articles, subject to the Company Act (British Columbia), we may indemnify every current or former director or officer of our company against all reasonable losses and expenses properly incurred, including any amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding by reason of his having served our company in such capacity if: (a) he acted honestly and in good faith, with a view to the best interests of our company; and (b) he had reasonable grounds for believing his conduct was lawful.

Our Articles further provide that we may, if permitted by law, indemnify any person who serves or has served as a director, officer, employee or agent of our company, or of any corporation of which our company is a shareholder. Further, we are authorized by our Articles to purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of our company or of any corporation of which we are a shareholder, against any liability which may be incurred by him in that capacity.

Under Section 128 of the Company Act (British Columbia), any indemnity provided by our company to the following persons is subject to court approval:

(a) a director, officer, former director or former officer of our company;

(b) a director, officer, former director or former officer of any corporation of which our company is or was a shareholder; and

(c) the heirs and personal representatives of any director or former director mentioned in paragraph (a) or (b).

We may indemnify such person against all reasonable costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the person is made a party because of being or having been a director or officer, including an action brought by our company. Indemnification is only possible under Section 128 of the Company Act (British Columbia) if: (a) the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director or officer; and (b) in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing that the person's conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25 Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling security holders. All of the amounts shown are estimates, except for the SEC Registration Fees.
SEC registration fees	$243
Printing and engraving expenses	$5,000(1)
Accounting fees and expenses	$10,000(1)
Legal fees and expenses	$35,000(1)
Transfer agent and registrar fees	$5,000(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$1,000(1)
Total	$56,243

(1) We have estimated these amounts

Item 26 Recent Sales of Unregistered Securities - Last Three Years.

Since inception we have accepted subscription agreements pursuant to which we sold the following shares of common stock, having no par value per share, to the following persons, on the dates and at the offering prices set forth below, for gross offering proceeds of approximately CDN$232,266, in offshore transactions pursuant to Regulation S of the Securities Act of 1933. The offering price for the offshore transactions was established on an arbitrary basis. None of the following persons are U.S. persons, as the term is defined under Regulation S and the sales of our common stock to the following persons were made in offshore transactions as the term is defined under Regulation S:
Name of Stockholder	Residency	Number of Shares Subscribed	Date of Issuance
Mauro Baessato	750 Friar Crescent North Vancouver, BC V5G 1M6	123,000 at CDN$0.25 per share 375,000 at CDN$0.01 per share	May 28, 2001
Alfredo De Lucrezia	1059 Ross Road North Vancouver, BC V7K 1C4	180,000 at CDN$0.25 per share 50,000 at CDN$0.25 per share 100,000 at CDN$0.25 per share 60,000 at CDN$0.25 per share	December 30, 1999 February 7, 2000 March 27, 2000 May 2, 2000
Douglas McGinn	15147 Royal Avenue White Rock, BC V6B 1M2	120,000 at CDN$0.01 per share	December 30, 1999
Jean J. Plourde	1576 Errigal Place West Vancouver, BC V7S 3H1	250,000 at CDN$0.01 per share	March 27, 2002
Pasquale Cusano	519 West King North Vancouver, BC	57,000 at CDN$0.25 per share 80,000 at CDN$0.25 per share	January 17, 2000 May 15, 2000
Claudia Cusano	338 Moyne Drive West Vancouver, BC V7S 1J5	20,000 at CDN$0.25 per share 215,000 at CDN$0.11 per share	June 2, 2000 March 13, 2003
Michael Mews	2320 - 130 Street Surrey, BC V4A 8Y3	375,000 at CDN$0.01 per share	May 28, 2001
Elvira Stinghi	Via Niccolo D'Auzano, 79 Firenze, Italy	40,000 at CDN$0.25 per share 20,000 at CDN$0.25 per share 55,000 at CDN$0.01 per share	June 19, 2000 November 8, 2000 March 13, 2003
Dwight Webb	321 Alberta Street New Westminster, BC V3L 3J4	100,000 at CDN$0.25 per share	December 30, 1999
Stuart McPherson	3215 West 3rd Avenue Vancouver, BC V6K 1N5	50,000 at CDN$0.25 per share	January 11, 2001
Marcella Cusano	519 West King North Vancouver, BC	235,000 at CDN$0.11 per share	March 13, 2003
Pasco Pacific	5733 Victoria Drive Vancouver, BC V5P 3W5	200,000 at CDN$0.01 per share	March 13, 2003
Paolo Stinghi	Via Niccolo D'Auzano, 79 Florence, Italy	295,000 at CDN$0.01 per share	March 13, 2003
Holly Duncan	1115 Kilmer Road North Vancouver, BC V7K 1P9	100 at CDN$1.00 per share	March 13, 2003
Francis Buys	1115 Kilmer Road North Vancouver, BC V7K 1P9	100 at CDN$1.00 per share	March 13, 2003
Nancy Quinlan	3340 Westmount Road West Vancouver, BC V7V 3G6	100 at CDN$1.00 per share	March 13, 2003
R. Barry Duncan	1002 - 739 Princess New Westminster, BC V3M 6V6	100 at CDN$1.00 per share	March 13, 2003
Mary Duncan	1002 - 739 Princess New Westminster, BC V3M 6V6	100 at CDN$1.00 per share	March 13, 2003
Marlene Duncan	115 Warrick Coquitlam, BC V3K 5L3	100 at CDN$1.00 per share	March 13, 2003
Scott Duncan	115 Warrick Coquitlam, BC V3K 5L3	100 at CDN$1.00 per share	March 13, 2003
James McPherson	205 - 20655 88th Avenue Langley, BC V1M 2M5	100 at CDN$1.00 per share	March 13, 2003
Janice McPherson	205 - 20655 88th Avenue Langley, BC V1M 2M5	100 at CDN$1.00 per share	March 13, 2003
Marie Cavak	23 -6111 Tiffany Boulevard Richmond, BC V7C 4Y7	100 at CDN$1.00 per share	March 13, 2003
Mary E. Johnston	5659 McKinnon Street Vancouver, BC V5R 4C8	500 at CDN$1.00 per share	March 13, 2003
Aaron Keay	10611 Westside Drive North Delta, BC V4C 1R5	100 at CDN$1.00 per share	March 13, 2003
Michael Veinot	6207 Vine Street Vancouver, BC V6M 4A7	100 at CDN$1.00 per share	March 13, 2003
R.D. Scott Simser	6207 Vine Street Vancouver, BC V6M 4A7	100 at CDN$1.00 per share	March 13, 2003
Toni Vodola	2309 Alder Street Vancouver, BC V6H 2S1	100 at CDN$1.00 per share	March 13, 2003
Holly Duncan ITF Case Buys	1115 Kilmer Road North Vancouver, BC V7K 1P9	100 at CDN$1.00 per share	March 13, 2003
T.A. Walker	1 - 257 East 8th Street North Vancouver, BC V7L 1Y9	100 at CDN$1.00 per share	March 13, 2003
Hugh R. McPherson	1660 - 53A Street Delta, BC V4M 3G4	100 at CDN$1.00 per share	March 13, 2003
Carol A. McPherson	1660 - 53A Street Delta, BC V4M 3G4	100 at CDN$1.00 per share	March 13, 2003
Henry Starek	4300 West 9th Avenue Vancouver, BC V6R 2C7	100 at CDN$1.00 per share	March 13, 2003
Sheila Starek	4300 West 9th Avenue Vancouver, BC V6R 2C7	100 at CDN$1.00 per share	March 13, 2003
Janice Morrice	636 East 47th Avenue Vancouver, BC V5W 2B4	100 at CDN$1.00 per share	March 13, 2003
Bradley Morrice	636 East 47th Avenue Vancouver, BC V5W 2B4	100 at CDN$1.00 per share	March 13, 2003
Darren Starek	#205 - 2045 Barclay Street Vancouver, BC V6G 1L6	100 at CDN$1.00 per share	March 13, 2003
Wendy Clayford	#205 - 2045 Barclay Street Vancouver, BC V6G 1L6	100 at CDN$1.00 per share	March 13, 2003
Nicole Swisher	68 - 15 Forest Park Way Port Moody, BC V3H 5G7	100 at CDN$1.00 per share	March 13, 2003
Anna Macera	7995 Reigate Road Burnaby, BC V5E 4G5	150 at CDN$1.00 per share	March 13, 2003
Kerry Le Gree	1310 Lawson Avenue West Vancouver, BC V7T 2E7	100 at CDN$1.00 per share	March 13, 2003
Bill Mitchell	1310 Lawson Avenue West Vancouver, BC V7T 2E7	100 at CDN$1.00 per share	March 13, 2003
Gregory Charalambous	3265 Mathers Avenue West Vancouver, BC V7V 2K5	300 at CDN$1.00 per share	March 13, 2003
Valerie L. Charalambous	3265 Mathers Avenue West Vancouver, BC V7V 2K5	200 at CDN$1.00 per share	March 13, 2003
Tania Charalambous	3265 Mathers Avenue West Vancouver, BC V7V 2K5	100 at CDN$1.00 per share	March 13, 2003
Eleonora Grande	6502 Pinehurst Drive Vancouver, BC V5X 4P1	150 at CDN$1.00 per share	March 13, 2003
Valentina Grande	6502 Pinehurst Drive Vancouver, BC V5X 4P1	100 at CDN$1.00 per share	March 13, 2003
Mariarosa Grande	6502 Pinehurst Drive Vancouver, BC V5X 4P1	100 at CDN$1.00 per share	March 13, 2003
Ian Connell	332 Oxford Drive Port Moody, BC V3H 1T2	100 at CDN$1.00 per share	March 13, 2003
Pat Connell	332 Oxford Drive Port Moody, BC V3H 1T2	100 at CDN$1.00 per share	March 13, 2003
Jonathon Swisher	368 - 15 Forest Park Way Port Moody, BC V3H 5G7	100 at CDN$1.00 per share	March 13, 2003
Julian Carson	#412 - 260 Newport Drive Port Moody, BC V3H 5C6	100 at CDN$1.00 per share	March 13, 2003

Item 27 Exhibits.

The following Exhibits are filed with this Prospectus:

Exhibit
Number Description

3.1 Memorandum dated December 23, 1999 (incorporated by reference from our Registration Statement on Form SB-2, filed on August 8, 2003)

3.2. Articles of Incorporation dated December 23, 1999 (incorporated by reference from our Registration Statement on Form SB-2, filed on August 8, 2003)

4.1 Specimen ordinary share certificate (incorporated by reference from our Registration Statement on Form SB-2, filed on August 8, 2003)

5.1 Opinion of Clark, Wilson regarding the legality of the securities being registered (incorporated by reference from our Registration Statement on Form SB-2, filed on August 8, 2003)

10.1 Property Option Agreement, dated February 15, 2000, between Tryx Ventures, Gino Chitaroni, Brian Youngs and Tom Von Cardinal (incorporated by reference from our Registration Statement on Form SB-2, filed on August 8, 2003)

10.2 Amended Property Option Agreement, dated February 15, 2002 (incorporated by reference from our Registration Statement on Form SB-2, filed on August 8, 2003)

10.3 Second Amended Property Option Agreement, dated July 25, 2003 (incorporated by reference from our Registration Statement on Form SB-2, filed on August 8, 2003)

23.1 Consent of John Poloni, P. Eng (contained in Exhibit 99.1)

23.2 Consent of Morgan & Company (incorporated by reference from our Registration Statement on Form SB-2, filed on August 8, 2003)

24.1 Power of Attorney (contained on the signature pages of this registration statement)

99.1 Property Report prepared by John Poloni, P. Eng, dated June 22, 2001 (incorporated by reference from our Registration Statement on Form SB-2, filed on August 8, 2003)

Item 28 Undertakings.

The undersigned Company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Tryx pursuant to the foregoing provisions, or otherwise, Tryx has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Tryx of expenses incurred or paid by a director, officer or controlling person of Tryx in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Tryx will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia on January 30, 2004.

TRYX VENTURES CORP.
a British Columbia corporation

/s/ Alessandra Bordon
By: Alessandra Bordon, President and CEO
(Principal Executive Officer)

/s/ Franco Perrotta
By: Franco Perrotta, CFO
(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Alessandra Bordon as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ Alessandra Bordon
Alessandra Bordon, President, CEO and Director
(Principal Executive Officer)
January 30, 2004

/s/ Franco Perrotta
Franco Perrotta, CFO and Director
(Principal Financial Officer)
January 30, 2004

/s/ Michael Hu
Michael Hu, Director
January 30, 2004

/s/ Jeff Poloni
Jeff Poloni, Director
January 30, 2004